UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2009

FIRST STATE BANCORPORATION

(Exact Name of Registrant as Specified in Charter)

New Mexico	001-12487	85-0366665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Jefferson NE

Albuquerque, New Mexico 87109

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) (505) 241-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On July 2, 2009, First State Bancorporation (the “Company”) and its subsidiary bank, First Community Bank (“Bank”), executed a written agreement (“Agreement”) with the Federal Reserve Bank of Kansas City and the New Mexico Financial Institutions Division (collectively, the “Regulators”). The Agreement is based on findings of the Regulators identified in an examination of the Bank and the Company during January and February of 2009. Several of the provisions in the Agreement are similar to an informal agreement entered into by the Company and the Bank in September 2008.

Under the terms of the Agreement, the Company and or the Bank agreed, among other things, to engage an independent consultant acceptable to the Regulators to assess the Bank’s management and staffing needs, assess the qualifications and performance of all officers of the Bank, and assess the current structure and compositions of the Bank’s board of directors and its committees. In addition, within 60 days of the Agreement, the Company and or the Bank will submit a written plan to strengthen lending and credit risk management practices and improve the Bank’s position regarding past due loans, problem loans, classified loans, and other real estate owned; maintain sufficient capital at the Bank, holding company and the consolidated level; improve the Bank’s earnings and overall condition; and improve management of the Bank’s liquidity position, funds management process, and interest rate risk management. The Company and or the Bank have also agreed to maintain an adequate allowance for loan and lease losses; charge-off or collect assets classified as “loss” in the Report of Examination that have not been previously collected or charged off; not to pay any dividends; not to distribute any interest, principal or other sums on trust preferred securities; not to issue, increase or guarantee any debt; not to purchase or redeem any shares of the Company’s stock; and not to accept any new brokered deposits, even if the Bank is considered well capitalized. The term “new brokered deposits” does not include renewals or rollovers of brokered deposits. Within 30 days of the Agreement, the Bank must submit a written plan to the Regulators for reducing its reliance on brokered deposits.

The Board of Directors of the Company and the Bank are also required to appoint a joint Compliance Committee to monitor and coordinate the Company’s and the Bank’s compliance with the provisions of the Agreement, obtain prior approval for the appointment of new directors, the hiring or change in responsibilities of senior executive officers; and to comply with restrictions on severance payments and indemnification payments to institution affiliated parties.

Failure to comply with the provisions of the Agreement could subject the Company and/or the Bank to additional enforcement actions. We believe that the Company and or the Bank have already implemented or are acting in accordance with most of the requirements of the Agreement, and we intend to take such actions as may be necessary to enable the Company and or the Bank to comply with the remaining requirements of the Agreement. However, there can be no assurance that the Company and or the Bank will be able to comply fully with the provisions of the Agreement, or that efforts to comply with the Agreement will not have adverse effects on the operations and financial condition of the Company and or the Bank.

The Bank will continue to conduct its banking business with customers in a normal fashion. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Written agreement between First State Bancorporation, First Community Bank, the Federal Reserve Bank of Kansas City and the New Mexico Financial Institutions Division

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST STATE BANCORPORATION
Date: July 9, 2009
	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Written agreement between First State Bancorporation, First Community Bank, the Federal Reserve Bank of Kansas City and the New Mexico Financial Institutions Division